Exhibit 23.4

May 20, 2021

To:

Molecular Data Inc.

5/F, Building 12, 1001 North Qinzhou Road
Xuhui District, Shanghai 201109

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in Molecular Data Inc.’s Form S-3 Registration Statement (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Global Law Office